Exhibit 99.1

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

January 31, 2007

MIDWEST AIR GROUP COMMENTS ON DISMISSAL OF SHAREHOLDER SUIT

Milwaukee, Wisconsin, January 31, 2007 – Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, today commented on the formal dismissal yesterday by Judge David A. Hansher of Linda Garrett vs. Midwest Air Group, Inc. et al, a shareholder lawsuit filed against the company and its board of directors, in Milwaukee County, Circuit Court, Civil Division.

“We are very pleased to see that this suit was voluntarily withdrawn, which allows all of us at Midwest Airlines to avoid the effort, costs and time associated with such litigation,” said Carol N. Skornicka, senior vice president, general counsel and secretary to the board of directors. “We can now continue to fully focus all of our efforts on pursuing our long-term strategic plan and providing our customers with ‘The best care in the air.’”

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary -- operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 49 cities. More information is available at http://www.midwestairlines.com .

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